EX-FILING FEES

CALCULATION OF FILING FEE TABLES

S-3

MORGAN STANLEY

Submission Type: 424B2

SEC File No. 333-275587

Final Prospectus: True

Narrative Disclosure

The maximum aggregate offering price of the securities to which the amended prospectus relates is $1,366,000.00. The amended prospectus is a final prospectus for the related offering.